Exhibit 99.1

News Release
For Immediate Release: April 23, 2018	Contact: Sara Jenning, 574-235-2128

1ST SOURCE ELECTS TWO WOMEN LEADERS TO BOARD OF DIRECTORS
Duke Energy Indiana President and Deputy Chief Management Officer, DOD, Join Board of Directors
SOUTH BEND, Ind. (April 23, 2018)-1st Source Corporation announces the election to its Board and to the 1st Source Bank Board of Melody Birmingham-Byrd, President of Duke Energy Indiana, and Lisa W. Hershman, Deputy Chief Management Officer, U.S. Department of Defense. Together, these new leaders bring years of experience and insight in business and operational management, engineering and talent development to 1st Source Corporation and 1st Source Bank. Both women have operational and financial experience in their respective areas of expertise. “We are pleased to add these two new Board Members who bring us greater diversity of thought and experience in operations, change management, energy production and distribution, and public outreach. Their backgrounds and experience will blend well with our already strong Board,” stated Chris Murphy, Chairman of 1st Source Bank.
Melody Birmingham-Byrd has 24 years of leadership and managerial experience in the electric power generation and automotive manufacturing industries. She is experienced in managing construction, maintenance, operations, engineering, resource and project management as well as regulatory affairs, government relations and community affairs. Ms. Birmingham-Byrd currently serves on multiple boards of directors and advisory boards including the Indiana Electric Association, the Indiana Chamber of Commerce, Special Olympics Indiana, Central Indiana Corporate Partnership, The American Association of Blacks in Energy and the United Way of Indiana. She also serves on the Financial Research Institute advisory board of The Robert J. Trulaske, Sr. College of Business, University of Missouri. She has a B.S. in Organizational Leadership and Supervision from Purdue University, an M.B.A. from Strayer University, an Honorary Doctorate in Humane Letters from Saint
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Mary of the Woods College and graduated from the Advanced Management Program at Harvard University. “I am honored to join the board of directors of 1st Source Bank, an institution that has remained committed to its customers and communities for over 150 years.  I look forward to helping the board and company leadership continue to build on its legacy and advance its mission,” Birmingham-Byrd commented.
Lisa W. Hershman has 31 years of leadership and management experience in consulting, turnarounds, business process management, operational management and engineering. On April 3, 2018 she was sworn in as the Deputy Chief Management Officer of the U.S. Department of Defense. She brings expertise in process management, innovation and redesign, managing mergers and acquisitions, and leadership training and education. Ms. Hershman currently serves on the Indiana Commission for Higher Education and previously served as the Chair of Avnet Inc.’s Executive Women’s Forum, National Secretary of the Business and Professional Women’s Organization, and as Commissioner on the Indiana Commission for Women. She has been a board member for the Center of Interactive Learning and Collaboration, the Consortium for Advanced Management International, and The Richard G. Lugar Excellence in Public Service Series. She also served on the Advisory Council for the Entrepreneurship Center of Miller College of Business at Ball State University. She has a B.S. in Industrial Distribution (Engineering and Management) from Clarkson University, an Executive Certificate in Innovation through IMD/MIT, and an Executive Certificate in Finance from Cornell University. “I am pleased to be joining the Board of a company so committed to the success of the communities it serves and ensuring that its people and the company are part of the social and economic fabric of each of its Indiana and Michigan communities,” Hershman added.
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Mr. Murphy went on to say “1st Source is pleased to have these strong leaders join its board of directors and know they will help the company deliver on its mission to help our clients achieve security, build wealth, and realize their dreams, giving them straight talk and sound advice keeping their best interests in mind for the long term.”
Both directors are being elected to terms that end April 2021 and will be subject to reelection at that time.

Melody Birmingham-Byrd	Lisa Hershman

1st Source Corporation, parent company of 1st Source Bank, has assets of $6.05 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 23 1st Source Bank Specialty Finance Group locations nationwide, eight Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 150 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.

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